Exhibit 99.1

FRISBY TECHNOLOGIES, INC. RECEIVES DEMANDS FOR IMMEDIATE PAYMENT FROM TWO SECURED CREDITORS

WINSTON-SALEM, N.C., DECEMBER 30, 2002 – FRISBY TECHNOLOGIES, INC. (OTCBB: FRIZ.OB), announced that it received today letters, dated December 20, 2002, from each of DAMAD Holding AG and Bluwat AG demanding the immediate payment of all outstanding principal and accrued interest on the Company’s credit facility with such lender. The demands are based on the Company’s failure to cure the default of the tangible net worth covenant contained in its loan documents with the two lenders by December 18, 2002, the end of the prescribed thirty-day cure period. The applicable covenant requires the Company to maintain a tangible net worth of not less than $1,250,000 as of the end of each fiscal quarter.

The Company entered into a $750,000 credit facility with DAMAD and a $500,000 credit facility with Bluwat effective as of January 10, 2002, and each facility is secured by substantially all of the Company’s assets. The Company disclosed in its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 that it was not in compliance with certain covenants required by the facilities and announced on November 21, 2002 that it had received notices from DAMAD and Bluwat of default of the tangible net worth covenant and that it did not expect that it would be able to cure the default within the cure period.

In addition to the demand for payment, each lender’s December 20 letter asserts that: (i) the interest on its facility, as of December 20, 2002, is to be calculated at a per annum rate equal to the prime rate plus 3.75% as provided in the applicable loan document; (ii) it intends to enforce provisions of the applicable loan documents requiring the Company to pay expenses of collection, including reasonable attorneys’ fees; and (iii) in the event all amounts due are not paid in full within ten days of receipt of the letter, it intends to exercise any and all of its legal rights, which could include taking possession and control of the assets of the Company which serve as collateral for the obligations due.

As of December 30, 2002, the aggregate principal balance outstanding on the two facilities is $1,250,000. The Company does not currently anticipate that it will be able to comply with the payment demands of DAMAD and Bluwat and intends to continue to pursue a satisfactory resolution with them. If the Company is unsuccessful, it will likely seek protection under federal bankruptcy laws, which would have a material adverse effect on its business, financial condition and prospects.

Frisby Technologies Inc. is a global leader in the development of temperature balancing materials for the apparel, footwear, sporting goods, and home furnishings industries. For more information, contact Frisby Technologies Inc. at 877-444-COMFORT, or visit www.comfortemp.com.

Certain statements in this release are forward-looking in nature and relate to the company’s plans, objectives, estimates and goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “forecasts,” “believes,” and “estimates,” and variations of such words and similar expressions, identify such forward-looking statements. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The statements are based on current expectations, are inherently uncertain, are subject to risks and uncertainties and should be viewed with caution. Actual results and experience may differ materially from those expressed or implied by the forward-looking statements as a result of many factors, including, without limitation, those set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Additional Business Risks” in the company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 and under “Risk Factors” in the company’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on May 30, 2002. To the extent permitted by law, the company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.